EXHIBIT 12
                        JONES APPAREL GROUP, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In millions)

                                          Year Ended December 31,
                                   ------------------------------------
                                       2007          2006          2005
                                   --------      --------      --------

(Loss) income from continuing
    operations before provision
    for income taxes..............  $ (58.5)     $ (245.1)      $ 386.8
                                   --------      --------      --------
Fixed charges
  Interest expense and
    amortization of
    financing costs...............     51.5          50.5          71.0
  Portion of rent expense
    representing interest.........     42.0          41.0          39.6
                                   --------      --------      --------
Total fixed charges...............     93.5          91.5         110.6
                                   --------      --------      --------
Income (loss) before income taxes
  and fixed charges...............  $  35.0      $ (153.6)      $ 497.4
                                   ========      ========      ========
Ratio of earnings to
  fixed charges...................      0.4           N/A           4.5
                                   ========      ========      ========